United States securities and exchange commission logo





                      March 5, 2021

       Peng Ge
       Chief Financial Officer
       Fanhua Inc.
       27/F, Pearl River Tower
       No. 15 West Zhujiang Road
       Guangzhou, Guangdong 510623
       People's Republic of China

                                                        Re: Fanhua Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 29,
2020
                                                            File No. 001-33768

       Dear Mr. Ge:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance